Exhibit 8.2
[Sullivan & Cromwell LLP letterhead]
May 25, 2007
Bancolombia S.A.,
     Calle 50 No. 51-66,
     Medellin, Colombia.
Ladies and Gentlemen:
     As United States tax counsel to Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”) in connection with the registration under the Securities Act of 1933 (the “Act”) of U.S.$400,000,000 aggregate principal amount of the Bank’s 6.875% Subordinated Notes due 2017 pursuant to the Prospectus Supplement dated May 21, 2007 (“Prospectus Supplement”) and the accompanying Prospectus dated May 14, 2007, we hereby confirm to you that the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement is our opinion, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-142898) as Exhibit 8.2 thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
          Very truly yours,
/s/ SULLIVAN & CROMWELL LLP